Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) effective as of September 1, 2026 (“Effective Date”) is entered into between Outlook Therapeutics, Inc., a Delaware corporation with its principal place of business at 111 S. Wood, Avenue, Unit #100, Iselin, New Jersey 08830 (the “Company”) and Kevin Lundquist, residing at [intentionally redacted](the “Executive”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.              Position and Duties. As of the Effective Date, the Company will employ Executive as the Chief Financial Officer (“CFO”). Executive will report to the Company’s Chief Executive Officer (the “CEO”) and will render such business and professional services in the performance of his duties, consistent with Executive’s position, as specified in the job description attached hereto as Exhibit A and as shall reasonably be assigned to him by the CEO. The Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

2.              Exclusive Service. While Executive serves as the CFO of the Company, Executive will be expected to devote his full working time and attention to the business of the Company, and, except as provided below, will not render services to any other business without the prior approval of the CEO or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company; provided, however, that Executive may serve on the advisory boards or serve on a board of directors, to the extent such services have been disclosed to and approved by the Company. The Executive will also be expected to comply with and be bound by the Company’s operating policies, procedures, and practices that are in effect, as amended from time to time, during the term of his employment.

3.              At Will Employment. Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, and the employment relationship may be terminated at any time, with or without cause and with notice, subject, however, to the terms herein.

4.              Compensation and Benefits.

4.1.            Base Salary. While employed by the Company, the Company shall pay the Executive an annual base salary of $450,000 (the “Base Salary”), payable in accordance with standard federal and state payroll withholding requirements in accordance with the Company’s normal payroll practices. The Company shall periodically review (at least annually) the Executive’s Base Salary and determine any changes thereto in its sole and absolute discretion.

4.2.            Bonuses. Beginning with respect to the 2026 calendar year, Executive will be eligible to receive an annual cash bonus of up to 50% of Executive’s then current Base Salary at the time of payment prorated for time in service in any calendar year (the “Target Bonus”), based upon the achievement of annual corporate performance goals set by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) (collectively the “Annual Bonus”). Whether or not Executive earns any Annual Bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any Annual Bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals referenced above. The annual period over which performance is measured for purposes of the Annual Bonus is January 1 through December 31. The Board or Committee will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the Annual Bonus for any calendar year is based and the amount of the Annual Bonus, which could be below the Target Bonus (and may be zero). The Annual Bonus, if awarded, will be paid no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured. The Annual Bonus is not guaranteed and will be awarded in the sole discretion of the Board or the Committee based on the Executive’s performance and the Company’s overall financial condition.

4.3.            Executive Benefits. The Executive shall be eligible to participate in all employee benefit plans and arrangements, including medical, dental, life insurance, and long-term disability insurance benefits and arrangements, and 401k plan, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

4.4.            Vacation. Executive will be entitled to four (4) weeks paid vacation (in addition to Company holidays) per full calendar year (prorated for any partial calendar year of employment) pursuant to the terms of the Company’s vacation policy as may exist from time to time. To the extent permissible under applicable law, the Executive may not carry over any earned but unused vacation time from any calendar year to any subsequent calendar year unless otherwise expressly required by applicable law or permitted by applicable Company policies.

4.5.            Equity Awards.

(a)            Initial Option Grant. Subject to approval by the Board and as a material inducement to Executive commencing employment with the Company, Executive shall be granted an option to purchase 500,000 shares of common stock of the Company (the “Initial Option”) with an exercise price equal to the fair market value of a share of the Company’s common stock as of the date of grant. The Initial Option shall be subject to and governed in all respects by the terms of the applicable equity plan document and grant agreement(s) between Executive and the Company thereunder and shall be subject to a vesting schedule, whereby one-quarter (1/4) of the shares subject to the Initial Option shall vest one year after grant, with the remaining shares vesting in equal monthly installments over the following three years thereafter, subject to Executive’s continuous service with the Company through each applicable vesting date.

(b)            Equity Award Eligibility. The Executive may from time to time be eligible to receive future grants of equity awards, in such form(s), amount(s), and subject to such vesting and other terms and conditions, as determined by the Board or the Committee in its or their sole discretion.

5.            Expenses. The Company will, in accordance with applicable Company policies and guidelines, as may be amended from time to time, reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with his/her performance of services on behalf of the Company. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

6.            Proprietary Information and Inventions Assignment Agreement. Executive hereby agrees to execute the Company’s Confidential Information and Inventions Assignment Agreement (“CIIA”) attached hereto as Exhibit B, which may be amended by the parties from time to time without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

7.            Outside Activities during Employment. Except with the prior written consent of the CEO and Human Resources, including consent given to Executive before the signing of this Agreement, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company.

8.            No Conflict with Existing Obligations. Executive represents that Executive’s performance under all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

9.            Termination of Employment. The Parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

9.1.            Termination by the Company without Cause or for Good Reason.

(a)            The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 9.1 at any time, in accordance with Section 9.6, without “Cause” (as defined below) by giving notice as described in Section 10.1 of this Agreement. A termination pursuant to Section 9.5 below is not a termination without “Cause” for purposes of receiving the benefits described in Sections 9.1 or Section 9.2.

(b)            If the Company terminates Executive’s employment at any time without Cause or Executive terminates his/her employment with the Company for Good Reason and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined below). If Executive complies with the obligations in Section 9.1(c) below, Executive shall also be eligible to receive the following “Severance Benefits”:

(i)            The Company will pay Executive an amount equal to nine (9) months of Executive’s then current Base Salary, less all applicable withholdings and deductions, paid in a lump sum on the Severance Pay Commencement Date (as defined in Section 9.1(c) below).

(ii)           If Executive timely elects continued coverage under COBRA for him/herself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) unless otherwise mandated by applicable law, four (4) months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)            Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 9.1(b) or the Change in Control Severance Benefits (defined below) pursuant to Section 9.2 of this Agreement, as applicable, if: (i) Executive executes and does not revoke a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”) and the Release is enforceable and effective as provided in the Release on or before the date that is the sixtieth (60th) day following the effective date of termination (such 60th day, the “Severance Pay Commencement Date”); (ii) he holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the CIIA; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release.

(d)            The Severance Benefits provided to Executive pursuant to this Section 9.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(e)            Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 9.1(b) above in exchange for the Release are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

9.2.            Termination by the Company without Cause or for Good Reason Coincident with a Change in Control. In the event that the Company terminates Executive’s employment without Cause or Executive terminates his employment with the Company for Good Reason, within two (2) months prior to or six (6) months following the consummation of a Change in Control (as defined below) and provided that such termination constitutes a Separation from Service (a “Qualifying Termination”), then in addition to the Accrued Obligations and, subject to Executive’s compliance with the obligations in Section 9.1(c), the Severance Benefits, the time-based vesting conditions applicable to one hundred percent (100%) of any outstanding unvested portion of the Initial Option shall be automatically accelerated as of the date of the Qualifying Termination (or the date of such Change in Control in the case of a Qualifying Termination prior to the Change in Control) (collectively with the Severance Benefits, the “Change in Control Severance Benefits”). For avoidance of doubt, the accelerated vesting provided under this Section shall not apply to any outstanding equity awards held by Executive as of the date of the Qualifying Termination, other than the Initial Option. The Initial Option shall remain outstanding following the date of the Qualifying Termination to the extent necessary to give effect to this Section 9.2 (but not beyond the expiration of the term of the Initial Option). The Change in Control Severance Benefits provided to Executive pursuant to this Section 9.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program, and in no event will Executive be entitled to benefits under both Section 9.1 and this Section 9.2.

9.3.            Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 9.6, for Cause by giving notice as described in this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

9.4.            Resignation by Executive. Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 9.6, by giving notice as described in this Agreement. In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Sections 9.1 or 9.2, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

9.5.            Termination by Virtue of Death or Disability of Executive. In the event of the Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, in accordance with Section 9.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to the Executive’s legal representatives all Accrued Obligations. Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, and in accordance with Section 9.6, to terminate this Agreement based on Executive’s Disability. Termination by the Company of the Executive’s employment based on the Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistently with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

9.6.            Notice; Effective Date of Termination.

(a)            Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of: (i) promptly, but in no event later than ten (10) days, after the Company gives notice to Executive of Executive’s termination, with or without Cause; (ii) immediately upon the Executive’s death; (iii) ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date; (iv) ten (10) days after the Executive gives written notice to the Company of the Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or (v) for termination for Good Reason, immediately upon Executive’s complete satisfaction of the requirements of Section 10.5.

(b)            In the event notice of a termination under subsections (a)(i) or (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of this Agreement. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

9.7.            Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making the Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful, and accurate information in witness interviews, depositions, and trial testimony. In addition, for twelve (12) months after Executive’s employment with the Company ends for any reason, Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs and for extended service of more than an occasional hour or so at a time, then the parties will agree on a mutually agreeable per diem rate.

9.8.            Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 9.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 9. No interest shall be due on any amounts deferred pursuant to this Section 9.8. To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefit will not be made or begin until the later calendar year.

9.9.            Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as outlined in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.9 will be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 9.9 will occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

10.            Definitions.

10.1.          Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary and accrued but unpaid vacation, to the extent required by applicable law, through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

10.2.          Affiliate(s). As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

10.3.          Cause. For purposes of this Agreement, “Cause” means that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

10.4.          Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning given to such term in the Company’s 2024 Equity Incentive Plan or any successor equity plan thereto.

10.5.          Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions that have been taken by the Company without Executive’s written consent, provided that (a) the Company receives, within thirty (30) days following the initial occurrence of any of the conditions or events set forth in clauses (i) through (iv) below, written notice from Executive specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, (b) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Executive terminates employment within thirty (30) days following expiration of such cure period: the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 25%; (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his/her one-way commute distance by fifty (50) or more miles from his/her then-current principal place of employment immediately prior to such relocation, not to include Executive’s initial relocation to a new headquarters to be established at the direction of the Board.

11.             Miscellaneous.

11.1.          Arbitration. Executive and the Company agree to submit to mandatory binding arbitration in Middlesex County, New Jersey, any and all claims arising out of or related to this Agreement and Executive’s employment with the Company and the termination thereof, except that each party may, at its or his/her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY REGARDING SUCH CLAIMS. The Agreement to arbitrate does not restrict Executive’s right to file administrative claims Executive may bring before any government agency where, as a matter of law, the parties may not restrict Executive’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However, Executive and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The arbitrator shall: (i) issue a written decision that contains the essential findings and conclusions on which the decision is based, and (ii), based upon the arbitrator’s allocation of responsibility that is the subject of the claim, allocate among Executive and the Company the JAMS costs, including but not limited to, the full fees of the arbitrator.

11.2.          Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during regular business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to the Executive at either Executive’s address as listed on the Company payroll, or Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days' advance written notice to the other.

11.3.          Indemnification. The Company shall indemnify Executive with respect to activities in connection with his/her employment hereunder to the fullest extent provided in the Company’s bylaws, or by state law or insurance policy. Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Executive will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

11.4.          Severability. Suppose any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable. In that case, the parties hereby waive such provision to the extent of its invalidity or unenforceability and agree that all other provisions in this Agreement shall continue in full force and effect.

11.5.          No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

11.6.          Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights, together with its obligations hereunder, to any purchaser of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder together with the Company.

11.7.         Withholding. All sums payable to Executive hereunder shall be in United States Dollars and shall be reduced by all federal, state, local, and other withholding and similar taxes and payments required by applicable law.

11.8.         Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to Executive’s employment with Company. This Agreement supersedes and cancels any and all previous contracts, arrangements, or understandings with respect to Executive’s employment.

11.9.          Amendment. The parties understand and agree that this Agreement may not be amended, modified, or waived, in whole or in part, except in writing when executed by both Executive and the Company.

11.10.       Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

11.11.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, constitute one and the same agreement.

11.12.       Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the state of New York, without giving effect to the principles of conflict of laws.

11.13.        Attorneys’ Fees. In the event of any claim, demand, or suit arising out of or with respect to this Agreement, each party shall pay its own costs and attorney’s fees.

11.14.        Incentive Compensation Recoupment. Compensation provided under this Agreement or otherwise paid or awarded in connection with Executive’s employment with the Company will be subject to recoupment in accordance with any clawback policy maintained by the Company from time to time, including pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law (a “Clawback Policy”). No recovery of remuneration under such a Clawback Policy will be an event giving rise to a “constructive termination” or any similar term under any plan of or agreement with the Company or a breach of this agreement by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

OUTLOOK THERAPEUTICS, INC.		EXECUTIVE

/s/ Robert Jahr		/s/ Kevin Lundquist
Name:	Robert Jahr	Name: Kevin Lundquist
Title:	Chief Executive Officer

Exhibit A

JOB DESCRIPTION

Exhibit B

Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement